Exhibit 99.7

CONSENT OF STONE KEY PARTNERS LLC AND STONE KEY SECURITIES LLC

We hereby consent to (i) the inclusion of our opinion letter, dated July 22, 2012, to the Board of Directors of GeoEye, Inc. (“GeoEye”) as Annex J to the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of DigitalGlobe, Inc. (“DigitalGlobe”) filed on October 9, 2012 (the “Registration Statement”), relating to the proposed acquisition of GeoEye by DigitalGlobe and (ii) all references to Stone Key Partners LLC and Stone Key Securities LLC in the sections captioned “Summary—Opinions of Financial Advisors—GeoEye Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger” and “The Merger—Opinions of GeoEye’s Financial Advisors—Opinion of Stone Key,” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

STONE KEY PARTNERS LLC

By:	/s/ Allen L. Weingarten

Allen L. Weingarten General Counsel

STONE KEY SECURITIES LLC

By:	/s/ Allen L. Weingarten

Allen L. Weingarten General Counsel